May 27, 2021

Semper Brentview Dividend Growth Equity Fund, a series of Advisors Series Trust
615 East Michigan Street
Milwaukee, WI 53202

Ladies and Gentlemen:
We have acted as counsel to Advisors Series Trust, a Delaware statutory trust with transferable shares (the “Trust”) in connection with the Trust’s Post-Effective Amendment No. 1027 to its Registration Statement filed on Form N-1A with the Securities and Exchange Commission (the “Amendment”) relating to the issuance by the Trust of an indefinite number of $0.01 par value shares of beneficial interest (the “Shares”) in respect of the Semper Brentview Dividend Growth Equity Fund, a series of the Trust (the “Fund”).
We have examined copies, either certified or otherwise proved to be genuine to our satisfaction, of the Trust’s Declaration and By-Laws, and other documents relating to its organization, operation, and proposed operation, and we have made such other investigations as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.
We are admitted to the Bar of The State of New York and generally do not purport to be familiar with the laws of the State of Delaware. To the extent that the conclusions based on the laws of the State of Delaware are involved in the opinion set forth herein below, we have relied, in rendering such opinions, upon our examination of Chapter 38 of Title 12 of the Delaware Code Annotated, as amended, entitled “Treatment of Delaware Statutory Trusts” and on our knowledge of interpretation of analogous laws of The State of New York.
Based upon the foregoing, it is our opinion that the shares of the Fund currently being registered under the aforesaid Amendment, when registered and issued in accordance with the Trust’s Declaration and By-Laws, will be legally issued, fully paid and non-assessable by the Trust, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.
With respect to the opinion expressed above, we note that, pursuant to Section 5 of Article IV of the Declaration, the trustees of the Trust have the power to cause any shareholder, or any shareholder of a particular series, to pay directly, in advance or arrears, for charges of the Trust’s custodian or transfer, shareholder servicing or similar agent, an amount fixed from time to time by the trustees, by setting off such charges due from such shareholder from declared but unpaid dividends owed such shareholder and/or by reducing the number of shares in the account of such shareholder by that number of full and/or fractional shares which represent the outstanding amount of such charges due from such shareholder.

We hereby consent to the filing of this opinion with and as a part of the Amendment. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.
Very truly yours,

/s/ Sullivan & Worcester LLP
SULLIVAN & WORCESTER LLP

DP/RLS

{S2785002; 1}